UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

AMENDMENT NO. 3

GADZOOKS, INC.

(Exact name of registrant as specified in its charter)

Texas	74-2261048
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

4121 International Parkway	75007
Carrollton, Texas	(Zip Code)
(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A(c) please check the following box      ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) please check the following box ☑

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

Item 1. Description of Securities to be Registered
Item 2. Exhibits
SIGNATURES
Third Amendment to Rights Agreement

Item 1. Description of Securities to be Registered

     On September 4, 1998, Gadzooks, Inc., a Texas corporation (the “Company”), filed a Registration Statement on Form 8-A registering Preferred Share Purchase Rights pursuant to a Rights Agreement dated as of September 3, 1998 entered into between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Investor Services, L.L.C., as rights agent (the “Rights Agreement”). Effective October 7, 2003, the Company and the rights agent entered into the First Amendment to Rights Agreement (the “First Amendment”) to amend the definition of “Acquiring Person” defined in Section 1(a) of the Rights Agreement. Effective as of October 23, 2003, the Company and the rights agent entered into the Second Amendment to Rights Agreement (the “Second Amendment”) to amend the definition of “Acquiring Person” defined in Section 1(a) of the Rights Agreement. Effective as of July 15, 2004, the Company and the rights agent entered into the Third Amendment to Rights Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement, as amended, has been further amended by replacing the sentences inserted by the Second Amendment with the following sentences:

“Notwithstanding the foregoing, (a) neither the Liberty Wanger Group nor any member thereof shall be an “Acquiring Person” unless and until the Liberty Wanger Group or any one or more members thereof shall become the Beneficial Owner of 25% or more of the then outstanding Common Shares, (b) neither the Liberty Wanger Group nor any member thereof shall be deemed to be the Beneficial Owner of any Common Shares issued or issuable to the Liberty Wanger Group or any member thereof upon conversion of any interest that has or may accrue on the 5% Convertible Subordinated Notes due October 9, 2008 that were issued by the Company to Liberty Acorn Fund on October 9, 2003 and (c) in connection with any transaction in which the Equity Committee would commit to be the funding guarantors in a rights offering being contemplated by the Company as part of its restructuring, none of the members of the Equity Committee, acting individually or together with any other member(s) of the Equity Committee, shall be an “Acquiring Person.” For purposes hereof, the (x) “Liberty Wanger Group” means Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust and their respective Affiliates and Associates and (y) “Equity Committee” means Gryphon Partners, L.P., Couchman Partners, L.P., Pisces Capital and Spencer Capital Management, L.L.C. and their respective Affiliates and Associates.”

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of (a) the Rights Agreement, which is incorporated herein by reference, (b) the First Amendment, which is incorporated herein by reference, (c) the Second Amendment, which is incorporated herein by reference and (d) the Third Amendment, which is attached hereto as Exhibit 4 and incorporated herein by reference.

Item 2. Exhibits

1	Rights Agreement dated as of September 3, 1998 between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Investor Services, L.L.C.), which includes the form of statement of resolutions setting forth the terms of the Junior Participating Preferred Stock, Series A, par value $1.00 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (filed as Exhibit 1 to the Company’s Form 8-A filed with the Securities and Exchange Commission on September 4, 1998 and incorporated herein by reference)

2	First Amendment to the Rights Agreement, dated as of October 7, 2003, between the Company and Mellon Investor Services LLC (filed as Exhibit 2 to the Company’s Form 8-A/A filed with the Securities and Exchange Commission on October 7, 2003 and incorporated herein by reference)

3	Second Amendment to the Rights Agreement, dated as of October 23, 2003, between the Company and Mellon Investor Services LLC (filed as Exhibit 3 to the Company’s Form 8-A/A filed with the Securities and Exchange Commission on October 31, 2003 and incorporated herein by reference)

4*	Third Amendment to the Rights Agreement, dated as of July 15, 2004, between the Company and Mellon Investor Services LLC

*Filed herewith.

[Signature Page Follows]

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GADZOOKS, INC.
	By:	/s/ James A. Motley
		Name:	James A. Motley
Dated: July 16, 2004		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits

1	Rights Agreement dated as of September 3, 1998 between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Investor Services, L.L.C.), which includes the form of statement of resolutions setting forth the terms of the Junior Participating Preferred Stock, Series A, par value $1.00 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (filed as Exhibit 1 to the Company’s Form 8-A filed with the Securities and Exchange Commission on September 4, 1998 and incorporated herein by reference).

2	First Amendment to the Rights Agreement, dated as of October 7, 2003, between the Company and Mellon Investor Services LLC (filed as Exhibit 2 to the Company’s Form 8-A/A filed with the Securities and Exchange Commission on October 7, 2003 and incorporated herein by reference).

3	Second Amendment to the Rights Agreement, dated as of October 23, 2003, between the Company and Mellon Investor Services LLC (filed as Exhibit 3 to the Company’s Form 8-A/A filed with the Securities and Exchange Commission on October 31, 2003 and incorporated herein by reference).

4*	Third Amendment to the Rights Agreement dated as of July 15, 2004, by and between the Company and Mellon Investor Services LLC

*Filed herewith.